UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): February 01, 2024
Elicio Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39990	11-3430072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

451 D Street, 5th Floor
Boston, Massachusetts 02210
(Address of principal executive offices, including zip code )
(857) 209-0050
Registrant's telephone number, including area code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol)	(Name of exchange on which registered)
Common Stock, $0.01 par value per share	ELTX	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Compensation Adjustments

On February 1, 2024, the Board of Directors (the “Board”) of Elicio Therapeutics, Inc. (the “Company”) approved a base salary increase for Robert Connelly, President and Chief Executive Officer, with such increase effective as of January 1, 2024. Additionally, on January 29, 2024, the Compensation Committee of the Board approved a base salary increase for Pete DeMuth, Ph.D., Chief Scientific Officer, with such increase also effective as of January 1, 2024. In approving the compensation changes for Mr. Connelly and Dr. DeMuth, the Board and the Compensation Committee considered, among other factors, the compensation practices, trends and data from the Company’s compensation peer group, consisting of comparable companies as identified by the Compensation Committee and an independent compensation consultant engaged by the Compensation Committee, and adjusted Mr. Connelly's and Dr. DeMuth’s compensation to more closely align with public company peers following the Company’s reverse merger in June 2023. Mr. Connelly’s annual base salary increased to $608,400 and his annual performance bonus opportunity will be 55% of such base salary effective beginning with the 2024 fiscal year. Dr. DeMuth’s base salary increased to $460,000 and his annual performance bonus opportunity will be 40% of such base salary effective beginning with the 2024 fiscal year. Additionally, on January 29, 2024, as part of the Company’s annual compensation review, the Compensation Committee approved base salary market adjustments for the Company’s other executives with such changes effective as of January 1, 2024.

In addition, on February 1, 2024, the Company granted a stock option to each of Dr. DeMuth and Mr. Connelly. Dr. DeMuth received a stock option to purchase 29,800 shares of common stock of the Company and Mr. Connelly received a stock option to purchase 225,137 shares of common stock of the Company (collectively, the “Company 2024 Stock Option Awards”). Each Company 2024 Stock Option Award was issued under the Company’s 2021 Incentive Award Plan, at a per share exercise price equal to the fair market value of the common stock on the grant date. Each Company 2024 Stock Option Award has a term of ten years from the grant date and vests as to 25% on the first anniversary of the grant date and the remainder in 36 equal monthly installments thereafter, subject to the respective executive’s continued service to the Company through the applicable vesting dates.

Severance Plan

On February 1, 2024, the Board adopted the Elicio Therapeutics, Inc. Executive Severance Plan (the “Severance Plan”). Current participants in the Severance Plan include the Company’s Chief Executive Officer and its other executive officers.

Under the Severance Plan, if the Company terminates a participant’s employment without cause (as defined in the Severance Plan) at any time other than during the period beginning three (3) months prior to the date of a change in control (as such term is defined in the Severance Plan) and ending twelve (12) months following the date of a change in control (the “Change in Control Period”), then the participant is eligible to receive the following benefits:
a.Severance payable in the form of salary continuation or a lump sum payment. The severance amount is equal to participant’s then-current base salary times a multiplier included in the Severance Plan.
b.The Company will pay for company contribution for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) during the Severance Period (as defined in the Severance Plan).
c.In the case of the Chief Executive Officer, any outstanding unvested equity awards held by the participant scheduled to vest during the twelve (12) months following the termination date will become fully vested as of the date the termination of such participant’s employment becomes effective.

Under the Severance Plan, if the Company terminates a participant’s employment without cause or a participant resigns for good reason, during the Change in Control Period, then the participant is eligible to receive the following benefits:
a.Severance payable in a single lump sum. The severance amount is equal to participant’s then-current base salary and then-current target annual bonus opportunity, times a change in control multiplier included in the Severance Plan.
b.The Company will pay for company contribution for continuation coverage under COBRA during the Severance Period.
c.Any outstanding unvested equity awards held by the participant under any then-current outstanding equity incentive plan(s) will become fully vested as of the date the termination of such participant’s employment becomes effective.

A participant’s rights to any severance benefits under the Severance Plan are conditioned upon the participant executing and not revoking a valid separation and general release of claims agreement in a form provided by the Company.

The foregoing description of the Severance Plan is not complete and is qualified in its entirety by reference to the full text of the Severance Plan, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description

10.1+	Executive Severance Plan.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
____________________
+ Indicates management contract or compensatory plan.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Elicio Therapeutics, Inc.

	By:	/s/ ROBERT CONNELLY
Date: February 2, 2024		Robert Connelly President and Chief Executive Officer (Principal Executive Officer)